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                                                             EXHIBIT 10.6

                                 EMPLOYMENT AGREEMENT



    Claremont Technology Group, Inc. (Claremont), whose address is 1600 NW Compton Drive, Suite 210, Beaverton, Oregon 97006 and Paul J. Cosgrave (Executive or Employee), whose address is 3 Cole Drive, Armonk, New York, 10504, enter this agreement.

    The parties acknowledge that Claremont sells and implements software-based custom strategic solutions and that the Executive is an experienced and successful manager and leader of companies offering similar services.

    Claremont hires Executive under these terms:


1.  EMPLOYMENT.

    1.1 LENGTH. Executive's employment with Claremont begins on July 1, 1994 (Effective Date), and continues until ended as this Agreement provides.

    1.2 FULL TIME. Executive will work full time. Executive will devote his good faith efforts in support of Claremont's operations and goals, during the entire term of this Agreement. While Executive's employment by Claremont under this Agreement continues, Executive will not engage in any other employment or consulting without Claremont's advanced written consent.

2. EXECUTIVE'S DUTIES. Executive will serve as Claremont's President and Chief Executive Officer. If Claremont reassigns Executive without Executive's consent, the Executive may, at the Executive's option, decline to accept the change in title or the new assignment and elect instead to treat it as termination without cause by Claremont.


3.  COMPENSATION PLAN.

    3.1 PAY. Claremont will pay Executive initially at the rate of $400,000 a year (Base Salary), payable in equal increments on Claremont's standard payroll schedules, which are biweekly as of the date of this agreement. Payment will begin as of the first standard payroll following the Effective Date. Executive's Base Salary will not be reduced during the first three years of employment.
With that limitation, Executive's compensation will otherwise be reviewed on an annual basis, as with other executives of the Company.

    3.2 STOCK OPTIONS. Executive is granted qualified and nonqualified stock options contemporaneously herewith, on the exercise and vesting schedules and terms and conditions there shown. The stock will be held subject to the terms and conditions of the shareholder agreement there shown. The terms and conditions there outlined are incorporated into this agreement by reference. Executive accepts the grant. As described in Section 3.1.4 of the Terms and Conditions of Grant of the qualified and nonqualified stock options, the Executive shall be entitled to exercise any or all of his options in advance of the dates such options become


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exercisable per the exercise schedule.  Shares exercised in advance of the date they are exercisable under the exercise schedule shall be deemed "unvested shares", but only until the date the right to exercise such options per the exercise schedule has passed, at which time such shares shall be deemed vested.

    3.3 BONUS. In recognition of Executive's early start with Claremont, and of the cost to Executive associated with foregone termination pay from his current position associated with that early start, Claremont will pay Executive a bonus, based on Claremont's FY 1995 and FY 1996 performance, as follows:
$100,000 if Claremont's FY 1995 performance meets or exceeds $24.0 million in revenues and $1.8 million in net income after taxes; and $150,000 if Claremont's FY 1996 performance meets or exceeds $32 million in revenues and $3.0 million in net income after taxes. These conditions apply to the bonus, which shall be paid July 1, 1995 and July 1, 1996 respectively:

         3.3.1     GROSS.  Bonus dollars are gross pay.

         3.3.2 ADVANCE. Claremont will advance Executive $150,000 against the bonus, on these conditions:

              (a) USE OF PROCEEDS. Executive uses the proceeds of the Note immediately on receipt to exercise some of Executive's nonqualified stock options.

              (b) PROMISSORY NOTE. Executive executes a promissory note, in form attached, and thereafter pays the interest there required on a current basis.

    3.4  OTHER COMPENSATION.  Claremont will also do these things:

         3.4.1 HEALTH INSURANCE, BENEFITS. Claremont will pay medical insurance, life insurance, disability insurance, retirement, and other fringe benefits in accordance with Claremont's then-existing policies applicable generally to senior executives. Executive will be given a car allowance of $650.00 per month.

         3.4.2 REIMBURSEMENT. Claremont will reimburse Executive for all expenses reasonably incurred in discharging duties as an employee of Claremont, subject to Claremont's standard policies for amounts and documentation to which all comparable employees may be subject from time to time.

         3.4.3 VACATION/PERSONAL TIME. Executive shall be entitled to 27 "personal days" off during each calendar year, prorated for partial calendar years, to be taken in Executive's discretion, under Claremont's PTO (Personal Time Off) program. Rights to PTO will accrue during the year incrementally on a biweekly basis, and may carry over to future calendar years or lapse if and as allowed by Claremont standard policies applicable
    to all senior executives generally.   Against Executives' total number of
    PTO days will count normal holidays, if taken (Christmas, Thanksgiving, and so on), sick days, and vacation.


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4.  TERMINATION.

    4.1 VOLUNTARY BY EXECUTIVE. Executive may resign from Claremont by one month's Notice.

    4.2 VOLUNTARY BY CLAREMONT. Claremont may end Executive's employment, without cause, by Notice, subject to Claremont's obligation to pay termination pay noted below.

    4.3 WITH CAUSE. For the purposes of this Agreement, to be terminated with Cause shall only mean termination for an act by Executive which results in Executive being convicted of a felony; or for the acts of misappropriation of Claremont monies or assets; fraud; and/or dishonesty or disloyalty to Claremont, which is intentional, nonincidental, and adversely affects Claremont, such as but not limited to a violation of Executive's obligations under Section 7 of this Agreement. Claremont may terminate this Agreement effective as of the date Notice of termination with Cause is given specifying the cause.

    4.4 COMPENSATION ON TERMINATION. Following termination, Claremont will pay these things.

         4.4.1 COMPENSATION AND PTO EARNED THROUGH TERMINATION DATE. Executive's Base Salary, commission, and bonuses as earned through the termination date, and a buyout of all accumulated but unused personal time off days, to be paid within thirty days of termination.

         4.4.2 CONTINUATION OF BENEFITS. Claremont will continue health, life, and disability insurance for ninety days after the termination date.

         4.4.3 BASE EXTENSION. Unless Employee is terminated With Cause, or voluntarily resigns for reasons other than a breach of Claremont's obligations to the Executive of which the Executive has given Claremont Notice and at least thirty days opportunity to cure, Claremont will continue Employee's Base Salary for the longer of six months after the termination date, or three years after the Effective Date of this Agreement. Payment of the Executive Base Salary shall be made on Claremont's standard payroll schedules from the date of termination, as if the Executive had not been terminated.

         4.4.4 LIMIT TO PAY: Claremont shall not pay Executive any continuation of salary under Section 4.4.3 for any period during which Executive competes with Claremont, or solicits business for others from Claremont customers.

    4.5 OFFSET. To the extent permissible under applicable law, without prejudice to other remedies, Claremont may offset any amounts Executive owes Claremont against any amounts due upon termination or thereafter.


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5.  CONFIDENTIALITY.

    5.1  CONFIDENTIALITY.  Executive will keep Claremont's data confidential.
In doing so, Executive will not disclose Claremont's data directly or indirectly to any person, other than an employee of Claremont or a person to whom disclosure is reasonably necessary or appropriate to further Claremont's business.

    5.2 CLAREMONT DATA. Claremont's data consists of any trade secret or proprietary or confidential information of Claremont or of any Claremont affiliate. Claremont data includes, but is not limited to, records, files, memoranda, reports, price lists, software, customer lists, drawings, sketches, documents, equipment, and the like relating to Claremont's business which Executive uses, prepares, or comes in contact with during the course of his work for Claremont. Any information known generally to the public or any information of a type not otherwise generally considered confidential by persons engaged in the same business will not be treated as confidential.

    5.3 THIRD PARTY DATA. Executive will also keep third party data confidential as required by Claremont obligations to the third party, for at least as long as is required for Claremont data, but longer if required by any agreement Claremont enters into with the third party.

    5.4 RETURN ON TERMINATION. Executive will return all Claremont data and third party data, on termination of this Agreement.

    5.5 SURVIVAL OF OBLIGATION. The provisions of this Section 5 shall survive termination of this Agreement.


6.  INVENTIONS.

    6.1 DEFINITIONS. "Inventions" means new ideas, improvements, or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. An Invention is a "Covered Invention" if it relates to Claremont's actual or anticipated business; or was developed in any part using Claremont resources (time, supplies, facilities, or data); or if it results from or is suggested by a task assigned to, or work performed for Claremont by, Executive. As used in this Section 6, "Claremont" includes Claremont's sister corporations or subsidiaries and Claremont's clients, consultants, and contractors.

    6.2 ASSIGNMENT. All Executive's right, title and interest to any Covered Inventions that Executive makes or conceives while employed by Claremont, belong to Claremont. This Agreement operates as a prospective assignment of all those rights to Claremont.

    6.3 OBLIGATION SURVIVES. The provisions of this Section 6 shall survive termination of this Agreement.


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7.  NON-COMPETITION; NON-SOLICITATION.

    7.1 COMMITMENT. During Executive's employment with Claremont, and for eighteen months afterward, unless Claremont consents in writing, Executive will not compete with Claremont, or solicit business from Claremont's customers.
This commitment will not survive termination, if Claremont terminates Executive without cause, or if the Executive voluntarily terminates his employment as a result of Claremont's breach of its obligations to the Executive under this Agreement, provided the Executive has first given Claremont Notice of the breach and at least thirty days' opportunity to cure it.

         7.1.1 COMPETING DEFINED. "Competing" means to provide any services or knowledge in the area of custom solutions based on CASE technology or templates directly or indirectly to a Claremont customer. Service is "indirect" if the service is provided to another person or company who in turn provides it to a Claremont customer. "Service" includes acting as an employee, independent contractor, consultant, officer, director, or agent. Being employed by a company that itself provides service to a Claremont customer is not competition, unless the Executive himself is providing the service directly, or gives assistance that is substantively related to a particular Claremont customer to others to help them perform those services directly.

         7.1.2 SOLICITING BUSINESS DEFINED. Soliciting business means with respect to custom solutions or templates based on CASE technology, performing work for or soliciting work from anyone who has been a customer or client of Claremont, or providing knowledge or assistance to another for any of those purposes, on either a consulting or an employment basis.

         7.1.3     CLAREMONT'S CUSTOMERS DEFINED.  Claremont's customers are:

              (a) EXISTING. Entities or individuals who have purchased consulting or programming services, software, or goods from Claremont at any time within three years before the date employment ends.

              (b) ACTIVE PROSPECTS. Entities or individuals who are active prospects of Claremont. An active prospect is one upon whom more than three calls have been made in any one-month period, or to whom a proposal has been submitted or by whom a proposal has been requested, and from whom, on the date employee's employment terminates, Claremont reasonably believes it may secure work or product or service orders.

              (c) DEPARTMENTS OR DIVISIONS OF CUSTOMERS. In the event a customer has more than one department and/or division, only the particular department and/or division which would otherwise qualify as a Claremont Customer if considered independently shall be deemed a customer of Claremont under this paragraph 7.1.3, and not any other department or division.

    7.2 NON-HIRING. During Executive's employment, and for eighteen months afterward, unless Claremont consents in writing, Executive will not solicit or assist in the solicitation of Claremont employees.


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    7.3  SURVIVAL OF OBLIGATION.  The provisions of this Section 7 shall survive termination of this Agreement.

8.  OTHER MATTERS.

    8.1 NOTICE. Notice to Executive shall be sent to Executive's most recent address shown in Claremont's personnel records. Notice to Claremont shall be sent to Claremont's headquarters address, marked attention: Chairman. Either party may change its address by Notice. Notice shall be effective when the person to whom it is sent actually gets it, if sent by any method that leaves a paper or electronic record in the hands of the recipient. If sent certified or registered mail, postage prepaid, return receipt requested, to the proper address this section defines, notice shall be considered effective whether or not actually received on the date the return receipt shows the notice was accepted, refused, or returned undeliverable.

    8.2 SEVERABILITY. Each clause of this agreement is severable. If any clause is ruled void or unenforceable, the balance of the agreement shall nonetheless remain in effect.

    8.3 NON-WAIVER. A waiver of one or more breaches of any clause of this agreement shall not act to waive any other breach, whether of the same or different clauses.

    8.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Claremont, its successors and assigns and shall be binding upon and inure to the benefit of Executive, and Executive's administrators, executors, legatees, and heirs. This Agreement shall not be assigned by Executive.

    8.5 GOVERNING LAW. This agreement is entered in, and is governed by, the laws of the state of Oregon.

    8.6 JURISDICTION. Each party consents to service of process through the method prescribed for notice. As violation of the non-competition or non-solicitation obligations of this agreement, or those related to rights in intellectual property, would result in damage to Claremont that could not be cured by an award of money alone, Claremont shall be entitled to injunctive relief in cases where a violation of those obligations is shown.

    8.7 ATTORNEYS' FEES. The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this agreement shall be entitled to reasonable attorneys' fees and the actual, reasonably necessary costs of the proceeding.

    8.8 INTEGRATION. This agreement is the complete agreement between the parties. The parties expressly agree that it constitutes the agreement that was and is in force between them as of its effective date, and that it is made and entered into upon its execution by both parties herein. It supersedes all prior agreements, written or oral. It may be modified only in writing signed by the original parties hereto, or by their successors or superiors in office.


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Notwithstanding the aforesaid, any conflict in the provisions of this Agreement and its exhibits, shall be resolved in favor of the provisions of this Employment Agreement.

PAUL J. COSGRAVE                       CLAREMONT TECHNOLOGY GROUP, INC.


Sign:                                  Sign:
     ------------------------------          ----------------------------------
                                                     Steven L. Darrow, Chairman

Date:                                  Date:
     ------------------------------          ----------------------------------


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                          Exhibit A to Employment Agreement

                                   Promissory Note

$150,000                                                       Portland, Oregon


    FOR VALUE RECEIVED, I, Paul J. Cosgrave, promise to pay Claremont Technology Group, Inc. (Claremont) $150,000, together with interest thereon at 4% (simple) per year, as follows:

    INTEREST to be due and payable quarterly, on the last day of each calendar quarter, with final interest payment made with final principal payment.

    PRINCIPAL to be due and payable as follows: $60,000 on July 1, 1995, if I earn a 1995 FY Bonus under clause 3.3 of my employment agreement with Claremont, and $90,000 on July 1, 1996 if I earn a 1996 FY Bonus under clause 3.3 of my employment agreement with Claremont.

    If either bonus is not earned, the increment that would have been due that year shall be due and payable July 1, 1997.

    If I leave Claremont's employ for any reason before the balance due under this note is paid, whether or not it is then due, Claremont may deduct any unpaid balance out of any termination pay otherwise due under my employment agreement, regardless of the reason for my termination.

    Action on this note shall be had in the courts of Multnomah County, Oregon. If a case is filed to collect this note, I will pay, in addition to all amounts due hereunder, such sums as the court deems reasonable for attorneys' fees and costs of collection.

MADE Effective July 1, 1994, by:



- -----------------------------------
Paul J. Cosgrave


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